Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, WI 53202-5615

June 29, 2017

BMO Funds, Inc.

111 E. Kilbourn Ave., Suite 200

Milwaukee, WI 53202

Ladies and Gentlemen:

We have been requested to render this opinion concerning material federal income tax consequences in connection with the proposed acquisition of all of the assets of the BMO TCH Intermediate Income Fund (“Bond Fund 1”), a series of BMO Funds, Inc., a Wisconsin corporation (the “Company”), by the BMO Strategic Income Fund (“Bond Fund 2”), a series of the Company. Such transfer of assets is in exchange solely for full and fractional shares of Bond Fund 2 (the “Bond Fund 2 Shares”) and the assumption by Bond Fund 2 of all of the liabilities of Bond Fund 1. Bond Fund 1 will distribute the Bond Fund 2 Shares pro rata to the Bond Fund 1 shareholders in exchange for their shares of Bond Fund 1 in complete liquidation of Bond Fund 1. Collectively, the transfer of Bond Fund 1’s assets in exchange for the assumption of all of the liabilities of Bond Fund 1 by Bond Fund 2 and the delivery of the Bond Fund 2 Shares to Bond Fund 1, followed by the distribution of the Bond Fund 2 Shares to the shareholders of Bond Fund 1 in complete liquidation thereof, is referred to as the “Reorganization.” The Reorganization will be consummated in accordance with that certain Agreement and Plan of Reorganization (the “Agreement”) entered into by and among the Company, on behalf of Bond Fund 1, and the Company, on behalf of Bond Fund 2, and with respect to Paragraph 8.2 of the Agreement only, BMO Asset Management Corp. (the “Adviser”). Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Shares of Bond Fund 1 and Bond Fund 2 are redeemable at net asset value at each shareholder’s option pursuant to Section 22(e) of the Investment Company Act of 1940, as amended. Bond Fund 1 and Bond Fund 2 have each elected to be treated as regulated investment companies for federal income tax purposes under Section 851 of the Code.

We have acted as counsel to the Company in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, including on the anticipated closing date, of the statements, covenants, conditions, representations, and warranties contained in the following documents (including all schedules and exhibits thereto):

1.        The Agreement;

2.        The Registration Statement of the Company as filed with the Securities and Exchange Commission (“SEC”) on April 7, 2017 (the “Registration Statement”) and the definitive version of the Proxy Statement/Prospectus included therein, as filed with the SEC on May 11, 2017;

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June 29, 2017

3.        Certificates of certain officers of the Company, on behalf of Bond Fund 1 and Bond Fund 2, the Adviser, and BMO Harris Bank N.A.; and

4.        Such other instruments and documents related to the formation, organization, and operation of Bond Fund 1 and Bond Fund 2 or the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof):

1.        That original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.        The accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification; and

3.        That the Reorganization will be consummated pursuant to the Agreement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a)      The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Bond Fund 1 and Bond Fund 2 will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)      In accordance with Section 1032 of the Code, no gain or loss will be recognized by Bond Fund 2 upon its receipt of the assets of Bond Fund 1 solely in exchange for the Bond Fund 2 Shares and the assumption by Bond Fund 2 of all of the liabilities of Bond Fund 1;

(c)      In accordance with Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by Bond Fund 1 upon the transfer of all of its assets to Bond Fund 2 solely in exchange for Bond Fund 2 Shares and the assumption by Bond Fund 2 of all of the liabilities of Bond Fund 1;

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June 29, 2017

(d)      In accordance with Section 361(c) of the Code, no gain or loss will be recognized by Bond Fund 1 upon the distribution of the Bond Fund 2 Shares to Bond Fund 1 shareholders in exchange for such shareholders’ Bond Fund 1 shares in complete liquidation of Bond Fund 1;

(e)      In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of Bond Fund 1 upon the receipt of Bond Fund 2 Shares solely in exchange for their shares of Bond Fund 1 as part of the Reorganization;

(f)      In accordance with Section 358 of the Code, the aggregate adjusted tax basis of Bond Fund 2 Shares received by a shareholder of Bond Fund 1 will be the same as the aggregate adjusted tax basis of the shares of Bond Fund 1 exchanged therefor by such shareholder;

(g)      In accordance with Section 1223 of the Code, the holding period of Bond Fund 2 Shares received by a shareholder of Bond Fund 1 will include the holding period during which the shares of Bond Fund 1 exchanged therefor were held by such shareholder, provided that at the time of the exchange, the shares of Bond Fund 1 were held as a capital asset in the hands of such Bond Fund 1 shareholder;

(h)      In accordance with Section 362(b) of the Code, the aggregate tax basis of the assets of Bond Fund 1 in the hands of Bond Fund 2 will be the same as the aggregate tax basis of such assets immediately prior to the transfer thereof; and

(i)      In accordance with Section 1223 of the Code, the holding period of each asset of Bond Fund 1 in the hands of Bond Fund 2 will include the respective holding period of such assets in the hands of Bond Fund 1 immediately prior to the transfer thereof.

We express no opinion as to whether any gain or loss will be recognized (1) on assets in which gain or loss recognition is required by the Code even if the transaction otherwise constitutes a nontaxable transaction, (2) on “Section 1256 contracts” as defined in Section 1256(b) of the Code, (3) on stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, (4) as a result of the closing of the tax year of Bond Fund 1, or (5) upon termination of a position.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1.        Our opinion with respect to an issue represents our best judgment as to the outcome on the merits with respect to such issue, is not binding upon the Internal Revenue Service or the courts, and is not a guarantee that the Internal Revenue Service will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the Internal Revenue Service. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Reorganization. Future legislative, judicial, or administrative changes, on either a prospective or

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June 29, 2017

retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

2.         Our opinion concerning material federal income tax consequences of the Reorganization is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Reorganization, including any transactions undertaken in connection with the Reorganization. In addition, this opinion does not address any other federal, estate, gift, state, local, or foreign tax consequences that may result from the Reorganization.

3.        Our opinion is void and may not be relied upon if (a) any of the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or (b) any of the representations, warranties, covenants, conditions, statements, and assumptions upon which we relied are not true and accurate at all relevant times.

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Paragraph 6.3.5 of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.